Exhibit 21.1

List of Subsidiaries of the Registrant

	Name	Jurisdiction
1.	Marchex Paymaster, LLC	Delaware
2.	goClick.com, Inc.	Delaware
3.	Marchex, LLC	Delaware
4.	Marchex Sales, LLC	Delaware
5.	Marchex CAH, Inc.	Delaware
6.	Telmetrics Corporation (formerly, Telmetrics Inc.)	Nova Scotia
7.	Marchex International, Ltd.	Ireland
8.	Marchex Voice Services, Inc.	Pennsylvania
9.	Marchex Europe Limited	United Kingdom
10.	Archonic, LLC	Delaware
11.	Callcap, LLC (formerly, SITA Laboratories, Inc.)	Delaware
12.	DCCI Support Service, Inc.	Delaware
13.	Sonar Technologies, Inc.	Delaware